Exhibit 2.1

Execution Version

HAMPSHIRE GROUP, LIMITED

Dated as of February 19, 2014

Maverick J, SPE, LLC

Maverick J, LLC

Rick Solomon Enterprises, Inc.

8460 Higuera Street

Culver City, CA 90232

Attention: Richard Solomon

RE:      Installment Purchase and Sale Agreement

Dear Rick:

This Installment Purchase and Sale Agreement (the “Agreement”) is a legally binding agreement pursuant to which Hampshire Group, Limited, a Delaware corporation (“Buyer”), will purchase certain of the assets of Maverick J, LLC, a California limited liability company (“Maverick J”), and Maverick J, SPE, a California limited liability company (“Maverick SPE,” and collectively with Maverick J, “Seller”). Maverick SPE’s sole member is Maverick J. Maverick J’s sole member, Rick Solomon Enterprises, Inc., a California corporation (“RSE”), is also, upon the terms and subject to the conditions set forth below, a party hereto to the extent of the provisions of this Agreement that expressly apply to RSE. Incorporating the foregoing herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.     Sale; Purchased Assets.

1.1     Purchased Assets. Upon the terms and subject to the conditions set forth herein, (a) on the Closing Date (as defined in Section ) with regard to the Purchased Assets (as defined below) other than the James Campbell Brand (as defined on Exhibit A attached hereto) and, (b) with regard to the James Campbell Brand, on the date of transfer of the James Campbell Brand (as detailed in Sections 1.3, 1.5 and 3.1 below), Seller shall sell, transfer, assign and convey unto Buyer, all of Seller’s right, title and interest in and to the property and assets, personal or mixed, tangible and intangible, as set forth on Exhibit A attached hereto (collectively, the “Purchased Assets”). For clarification, the parties hereto acknowledge and agree that, immediately prior to the sale and transfer of the Purchased Assets to Buyer under this Agreement, the James Campbell Brand shall be owned by Maverick SPE and all other Purchased Assets shall be owned by Maverick J.

1.2     Transfer of Title to Purchased Assets Other than the James Campbell Brand. All of the Purchased Assets other than the James Campbell Brand will be sold, transferred, assigned and conveyed unto Buyer at Closing.

1.3     Transfer of Title to James Campbell Brand.

(a)     The James Campbell Brand will not be sold, transferred, assigned and conveyed unto Buyer until Seller has received an aggregate of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) of Purchase Consideration (as defined below) in accordance with the provisions of Section 3 below (the date on which such Purchase Consideration is received by Seller, the “Slated Transfer Date”), provided, however, that such transfer shall only occur if, (i) at the Slated Transfer Date, Buyer, as certified in writing by an authorized officer of Buyer, (A) has a Net Worth (as defined below) in excess of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) and (B) is not in material breach of any of its bank covenants with its lenders (whether or not Buyer has received a notice thereof from its lenders) and (ii) as of the Slated Transfer Date no License Termination Event (as defined below) has occurred. In the event that the conditions in clauses (i) or (ii) of this Section 1.3(a) above have been satisfied as of the Slated Transfer Date, title to the James Campbell Brand will immediately and automatically be deemed to be sold, transferred, assigned and conveyed unto Buyer as of the Slated Transfer Date.

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(b)     If the conditions in clauses (i) and (ii) of Section 1.3(a) above are not satisfied, that certain Master License Agreement between Buyer and Maverick SPE dated as of Closing (the “License Agreement”) will continue and title to the James Campbell Brand will be sold, transferred, assigned and conveyed unto Buyer upon the earlier of (x) as certified in writing by an authorized officer of Buyer, at the time that Buyer’s Net Worth exceeds (A) Two Million Five Hundred Thousand Dollars ($2,500,000), less (B) the aggregate amount of Purchase Consideration received by Seller through such date; provided that Buyer is not in material breach of any of its bank covenants with its lenders (whether or not Buyer has received a notice thereof from its lenders) and provided that all payments required to be paid through such date pursuant to this Agreement and the License Agreement have been made by Buyer through such date and (y) December 31, 2018 (provided that all payments required pursuant to this Agreement and the License Agreement have been made by Buyer through such date). The date on which the James Campbell Brand is sold and transferred to Buyer pursuant to this Section 1.3(b) shall be referred to herein as the “Deferred Transfer Date.”

(c)     The following definitions shall apply herein:

(1)     “License Termination Event” shall mean (A) a breach by Buyer of its payment obligations hereunder (a “Payment Default”), (B) a material breach of any of Buyer’s Fundamental Representations (defined below) or Sections 9.c.(i), 9.d. or 9.e. of the License Agreement or (C) a breach by Buyer of its obligations under that certain Letter Agreement Regarding Excess Inventory among Seller, RSE, Rick Solomon and Buyer dated as of Closing (the “Excess Inventory Letter Agreement”); provided that, no License Termination Event shall be deemed to have occurred with regard to a Payment Default in which Buyer exercised its rights to set-off, at the time made, against the Purchase Consideration hereunder unless an arbitrator determines (in accordance with Section 15 hereof) that such set-off was not made in good faith by Buyer, and; provided further, that if at the time of any event described in subsections (A) or (B) of this Section 1.3(c)(1) that would otherwise constitute a “License Termination Event”, Seller has already received an aggregate of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) of Purchase Consideration, but the James Campbell Brand has not yet been sold, transferred, assigned and conveyed unto Buyer for any reason (i.e., the failure of the conditions stated in clauses (i) and (ii) of Section 1.3(a) above to be satisfied), then such event shall not constitute a License Termination Event for any purpose herein or with regard to the License Agreement.

(2)     “Net Worth” shall mean the value of the assets of Buyer (other than goodwill) minus all of the liabilities of Buyer, as set forth in the Buyer’s financial statements prepared by Buyer’s independent certified accountants, as of the end of the month immediately preceding the Slated Transfer Date or the Deferred Transfer Date.

(d)     Notwithstanding anything herein, Buyer may, in its sole discretion and at any time, make voluntary prepayments with respect to the Minimum Annual Payments (as defined below) (in whole or in part). All such voluntary prepayments shall be applied to the obligations associated with the Minimal Annual Payments in the order such payments are to become due. Further, any such voluntary prepayments shall be included in the calculation of the amount of Purchase Consideration paid by Buyer for purposes of this Agreement.

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1.4     Samples. For the avoidance of doubt, Seller shall transfer ownership of all Fall 2014 samples to Buyer as part of the Purchased Assets either at or prior to Closing. Buyer will be permitted to inspect all historical samples and will be entitled to include up to thirty historical sample pieces (i.e., samples for collections prior to the Fall 2014 collection) in the Purchased Assets to be transferred at Closing without further consideration. Additional historical samples may be purchased at the option of Buyer for $20 per item. To the extent Buyer opts not to take any such historical samples, Seller will either destroy such goods or liquidate such goods in a sample sale (with the proceeds of such sample sale being retained by Seller and not part of the sale of the Purchase Assets).

1.5     Transfer of James Campbell Brand. In connection with the sale, transfer, assignment and conveyance of the James Campbell Brand to Buyer as contemplated by Sections 1.3 and 3.1 of this Agreement, Seller shall execute and deliver such instruments of sale, transfer, assignment and conveyance (each in form and substance reasonably acceptable to Buyer and Maverick J) and take such other action as may be reasonably required by Buyer in order to carry out such sale, transfer, assignment and conveyance. If any Seller who holds any of the Purchased Assets underlying the James Campbell Brand in accordance with the foregoing does not sell, transfer, assign and convey such assets to Buyer as required hereunder, such assets shall be deemed sold, transferred, assigned and conveyed to Buyer and each Seller hereby gives the officers of Buyer an irrevocable power of attorney to make assignments and transfers on behalf of such Seller in accordance with the foregoing.

2.     Liabilities. On the Closing Date, Buyer shall assume only the following liabilities of Seller (the “Assumed Liabilities”): all liabilities in respect of the licensing agreements with Zanetti, a California corporation, dated as of September 1, 2010, as amended (the “Zanetti License Agreement”), and Unified, Inc. dated as of September 15, 2012 (the “United License Agreement”), but only to the extent that such liabilities thereunder are required to be performed after the Closing, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing. Anything herein to the contrary notwithstanding, except for the Assumed Liabilities expressly assumed by Buyer as detailed above, Buyer will not assume and shall in no event be liable for any debts, liabilities, obligations or responsibilities of any kind whatsoever (a) relating to the Purchased Assets (except as incurred by Buyer after the Closing), (b) of Seller or (c) of the Business (as defined below) (except as incurred by Buyer after the Closing), whether direct, indirect, recorded, unrecorded, accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, all of which shall remain the sole obligations of Seller, including taxes, marketing and advertising costs, compensation to employees, agents or others, employee benefit plan amounts, amounts relating to regulatory matters and/or any Orders and/or Proceedings (as each is defined in Section ) (collectively, the “Retained Liabilities”). “Business” as used herein means Seller’s business of designing, manufacturing (or having manufactured) and selling men’s apparel or other products to retailers and licensing the brands associated with Seller’s products to third parties.

3.     Purchase Consideration and Expenses.

3.1     Consideration.

(a)     In consideration of the sale, transfer, assignment and conveyance of the Purchased Assets, and in reliance upon the representations and warranties made herein, and in consideration for the covenants and agreements contemplated hereby, including the Restrictive Covenants (as defined in Section ), Buyer will:

(i)     pay to Maverick $50,000 at the Closing (the “Closing Payment”),

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(ii)     pay to Maverick the following minimum payments totaling $1,250,000 in the aggregate (each such minimum payment, being referred to as a “Minimum Annual Payment”, notwithstanding that certain of the payments shall be due semi-annually):

(1)       $250,000 at Closing (which sum is currently held in the Silver Law Group client trust account);

(2)       $250,000 on January 30, 2015;

(3)       $250,000 on June 1, 2015;

(4)       $300,000 on January 30, 2016; and

(5)       $200,000 on June 1, 2016.

(iii)      assume the Assumed Liabilities; and

(iv)     pay to Maverick the Excess Payments (as defined in Section ), if any (collectively, clauses (i), (ii), (iii) and (iv) of this Section 3.1(a) above, the “Purchase Consideration”). The Excess Payments shall be paid in accordance with Section . Any deposits made by Buyer to Seller or its representatives prior to the Closing (excluding any payments made pursuant to Section 3.3) shall be credited against the payment of the Purchase Consideration. For clarification, payments made by Buyer under the Excess Inventory Letter Agreement shall not constitute part of, or reduce, the Purchase Consideration.

(b)     In the event that Buyer is in material breach of any of its obligations under this Agreement, the License Agreement or the Excess Inventory Letter Agreement, upon written notice by Seller to Buyer (“Breach Notice”) and a failure by Buyer to cure such material breach within thirty (30) days (or ten (10) business days in the case of the Excess Inventory Letter Agreement) following receipt of such Breach Notice, Seller shall have the following remedies available to it:

(1)     With regard to a breach that constitutes a License Termination Event, upon the Breach Effective Date (defined below), Seller may elect in writing to:

(A) (I) terminate the License Agreement and (II) accelerate the remaining Minimum Annual Payments and receive all accrued but unpaid Excess Payments due to Seller from Buyer as of the date of such breach, if any, and upon such acceleration, Buyer shall pay the amounts described in this clause (A)(II), within five (5) business days following receipt by Buyer of the written notice to terminate the License Agreement (or, if later, within in five (5) business days following the Breach Effective Date); provided that notwithstanding anything herein, no further payments of Purchase Consideration (other than the amount described in Section 3.1(b)(1)(A)(II) above) shall thereafter be due and payable to Seller; provided further that in the case Seller elects its remedy pursuant to this Section 3.1(b)(1)(A), the James Campbell Brand shall not be sold or transferred to Buyer, or

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(B) (I) not terminate the License Agreement, (II) accelerate the remaining Minimum Annual Payments due to Seller from Buyer and receive all unpaid Excess Payments due to Seller from Buyer as of the date of such breach, if any, and upon such acceleration, Buyer shall pay the amounts described in this clause (B)(II), within five (5) business days following receipt by Buyer of the written notice to accelerate (or if later, within in five (5) business days following the Breach Effective Date), (III) preserve the right to be paid the Purchase Consideration as contemplated herein and pursuant to the terms hereto and (IV) retain the right to pursue a claim for damages associated with the subject material breach, subject to the terms hereof; provided that in the case Seller elects its remedy pursuant to this Section 3.1(b)(1)(B), upon payment of the amount due pursuant to this Section 3.1(b)(1)(B), the James Campbell Brand shall be immediately sold, transferred, assigned and conveyed unto Buyer in accordance with the terms of this Agreement.

(2)     With regard to a material breach that would not constitute a License Termination Event, upon the Breach Effective Date (defined below), Seller may elect in writing to: (A) accelerate the remaining Minimum Annual Payments due to Seller from Buyer and receive all unpaid Excess Payments due to Seller from Buyer as of the date of such breach, if any, and upon such acceleration, Buyer shall pay the amounts described this Section 3.1(b)(2)(A), within five (5) business days following receipt by Buyer of the written notice to accelerate (or if later, within five (5) business days following the Breach Effective Date), (B) preserve the right to be paid the Purchase Consideration as contemplated herein and pursuant to the terms hereto and (C) retain the right to pursue a claim for damages associated with the subject material breach, subject to the terms hereof; provided that in the case Seller elects its remedy pursuant to this Section 3.1(b)(2), upon payment of the amount due pursuant to this Section 3.1(b)(2),the James Campbell Brand shall be immediately sold, transferred, assigned and conveyed unto Buyer in accordance with the terms of this Agreement.

Notwithstanding the foregoing, if Buyer, in good faith, disputes the allegation of a material breach under this Agreement or the License Agreement or if there is a dispute concerning the cure by Buyer of an alleged material breach, Buyer may provide written notice to Seller on or before the date upon which the accelerated payment, as applicable, is due pursuant to this Section 3.1(b), informing Seller that Buyer wishes to arbitrate the dispute. The parties shall cooperate to arbitrate such dispute pursuant to the terms of Section 15 hereof. During the pendency of the dispute and the arbitration process, the status quo shall be preserved, and neither party shall take any action or omit to take any action necessary to preserve the status quo. The parties shall cause the arbitrator to deliver a written determination of the dispute. If the arbitrator finds in favor of the Seller, (i) Buyer shall pay the costs associated with engaging the arbitrator and all other related costs and reasonable attorneys’ fees of both parties and (ii) Seller shall be permitted to proceed with the remedy it elected pursuant to this Section 3.1(b). If the arbitrator finds in favor of Buyer, (A) Seller shall pay the costs associated with engaging the arbitrator and all other related costs and reasonable attorneys’ fees of both parties and (B) no rights associated with this Section 3.1(b) (of termination, acceleration or otherwise) shall arise. The remedy election made by Seller pursuant to this Section 3.1(b) shall be deemed to be Seller’s exclusive remedy with regard to the matters that are the subject of the alleged material breach, subject to Seller’s right to dispute any set-off as detailed in Section 1.3(c)(1).

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For purposes herein, the “Breach Effective Date” shall be the date that is the later of the following: (x) the 30th day (or the 10th business day in the case of the Excess Inventory Letter Agreement) following delivery of the Breach Notice, assuming that such material breach is not cured during the mandated cure period and (y) the 3rd business day following delivery by the arbitrator of a written decision concerning a dispute that confirms the occurrence of an uncured material breach by Buyer.

(c)     In the event that Buyer consummates a “sale of the company” transaction (a sale of substantially all of the assets of Buyer and its subsidiaries on a consolidated basis or a sale of stock of Buyer or merger transaction with regard to Buyer involving the sale of a majority of Buyer’s outstanding equity immediately prior to such transaction) with an unaffiliated third party buyer at a time before all Minimum Annual Payments have been made by Buyer, Seller may by written notice to Buyer elect to accelerate, and upon such acceleration, Buyer shall pay in full in five (5) days, the remaining Minimum Annual Payments due to Seller by Buyer and all unpaid Excess Payments due to Seller from Buyer as of the date of the consummation of such “sale of the company” transaction, if any, and, upon such full payment, title to the James Campbell Brand will be immediately sold, transferred, assigned and conveyed unto Buyer in accordance with the terms of this Agreement.

3.2     Excess Payments.

(a)     The “Excess Payments” shall mean, for each of the five years following the Closing (the “Excess Payment Term”), additional purchase price payments in the amount of 5% of annual Net Sales (as defined below) in excess of Five Million Dollars ($5,000,000). For purposes of this Agreement, “Net Sales”, for periods commencing after December 31, 2013, shall mean the sum of: (x) (I) all sales generated by Buyer and any of its affiliates (but excluding unaffiliated third party licensees’ royalty and payment revenues) from goods upon which a James Campbell Brand is in any manner affixed, shipped to customers worldwide, less (II) any returns, chargebacks, markdowns and allowances, plus (y) all royalties and other payments received by Buyer, worldwide, from unaffiliated third party licensees on account of such licensees’ sales of James Campbell Brand goods, during the five years following the Closing (regardless of when paid), but excluding the amount of Licensee Royalty Payments (as defined below) received by Seller. Notwithstanding the forgoing, if and when Seller has received Two Million Five Hundred Thousand $2,500,000 of Purchase Consideration, the percentage of Net Sales included in the Excess Payments shall be reduced to Two and One-Half Percent (2.5%) with respect to all Net Sales made thereafter. The Excess Payments, if any, shall be made semi-annually for the periods January 1 to June 30 and July 1 to December 31. These semi-annual payments shall be due August 15 and February 15, respectively. During each year of the Excess Payment Term, Buyer shall use commercially reasonable efforts to generate Net Sales.

(b)     In calculating Net Sales, there shall be no deduction for accrued returns, chargebacks, markdowns or allowances unless such returns, discounts, chargebacks, markdowns or allowances become finalized and have been actually made (“Actual Deductions”). If an Actual Deduction is finalized in a year subsequent to the year to which the deduction relates, it shall be treated as an Actual Deduction in the year in which it becomes final and actually made (except for Actual Deductions that get finalized after the expiration of the Excess Payment Term, it being understood that such Actual Deductions shall be treated as Actual Deductions for the fifth year of the Excess Payment Term). Buyer shall have the right to set off any Actual Deductions from any Excess Payments due to Seller. With respect to the fifth year of the Excess Payment Term, Buyer shall be entitled to hold back Excess Payments on account of such fifth year as a “reserve” for returns, chargebacks, markdowns or allowances that will not be finalized and actually made until following the termination of the payment term, in the amount of 0.5% of Net Sales (equaling 5% of 10% of Net Sales) for such fifth year. This “reserve” amount will be released to the appropriate party by Buyer on the earlier of (x) 30 days following the final determination of any deductions or (y) March 31, 2019. No downward adjustment to Net Sales will be made following March 31, 2019. To the extent that the contemplated “reserves” do not cover the Actual Deductions, upon written demand by Buyer, Seller will make prompt payment of the amounts due to Buyer. Buyer shall provide Seller, upon written request, with supporting documentation relating to such Actual Deductions. Notwithstanding the foregoing, the amount of Actual Deductions that may be incurred with regard to the fifth year of the Excess Payment Term shall be “capped” at 10% of Net Sales for such fifth year.

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(c)     In addition to any other duties of Buyer to report sales and provide an accounting in this Agreement, at or before the time of each Excess Payment, Buyer shall provide Seller with an accounting, explanation and support of and for the calculation of Net Sales, Excess Payment and Actual Deductions, which includes, without limitation, an invoice register (in excel or some comparable format) that shows sales, in numerical order, by customer and label, and such other supporting documentation that Seller may reasonably request; provided, however, that Buyer’s inability, despite its good faith efforts, to provide a numerical order in any such register shall not constitute a material breach. Seller shall have the right to reasonably request further backup documentation and Buyer shall make available to Seller for inspection and audit during normal business hours its books and records. Such requests for further documentation and/or an audit shall be made by written notice to Buyer within thirty (30) days from the date of receipt of such Excess Payment and any audit shall be completed within sixty (60) days from the date of the commencement of the audit. In the event the results of the audit disclose an undisputed deficiency of five percent or greater in the amount of Excess Payment paid and the actual Excess Payment due, then Buyer shall pay the reasonable out of pocket costs of the audit together with the balance of any Excess Payment that is discovered to be due plus interest at the rate of ten percent (10%) per annum on such additional Excess Payment from the date such payment would have been originally due. Otherwise, Seller shall pay all of its costs and expenses as well as the costs of any such audit.

(d)     The parties hereto understand and agree that (i) the rights to receive any Excess Payments is a contractual right and not an ownership right in Buyer. In furtherance of the foregoing, the rights to receive any Excess Payments shall not be represented by any form of certificate or other instrument of equity ownership, are not transferable and do not constitute an equity or ownership interest in Buyer, and (ii) Seller shall not have any rights as a securityholder of Buyer as a result of Seller’s contingent right to receive any Excess Payments hereunder.

3.3     Certain Expenses. At the Closing, Buyer will reimburse Seller for $65,000 of actual expenses incurred by Seller prior to the Closing Date relating to its Fall 2014 collection. The parties hereto acknowledge that Buyer has already paid $32,500 to Maverick as part of this reimbursement obligation and the balance of such actual expenses will be paid at Closing.

3.4     Sales or Use Taxes. Buyer shall pay all sales or use taxes due from Buyer pursuant to applicable law, if any, arising from the sale and transfer of the Purchased Assets to Buyer hereunder, and Seller shall promptly remit such taxes to the appropriate State of California taxing authority.

3.5     Means of Payment. Unless otherwise directed by Seller in writing to Buyer, all payments to Seller hereunder shall be made via wire transfer of immediately available funds to an account designated by Seller in writing from time to time.

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3.6     Purchase Price Allocation. The Purchase Consideration shall be allocated among the Purchased Assets in the manner agreed to by the Buyer and Seller and which shall be set forth on Schedule 3.6 (“Allocation Statement”). All federal, state, local and foreign income tax returns of the Seller and Buyer shall be filed consistently with the information set forth on the Allocation Statement.  Moreover, the Seller and Buyer further agree to file IRS Form 8594 (and any corresponding form required to be filed by a state or local taxing authority) in a manner that is consistent with the information on the Allocation Statement.  The Seller and Buyer agree to promptly provide each other with any information necessary to complete such tax returns and IRS Forms 8594 (and any corresponding form required to be filed by a state or local taxing authority).  The Seller and Buyer shall not take any position on a tax return, tax proceeding or audit that is inconsistent with any information set forth on the Allocation Statement except to the extent required otherwise by applicable law; provided, however, that (i) Buyer’s cost may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the total amount so allocated and (ii) the amount realized by the Seller may differ from the total amount allocated hereunder to reflect transaction costs that reduce the amount realized for federal income Tax purposes.  The Seller and the Buyer shall file an updated IRS Form 8594 (and any corresponding form required to be filed with a state or local taxing authority) to the extent that the Purchase Consideration changes, including as a result of the Excess Payments and the transfer of the James Campbell Brand.

4.     Representations and Warranties.

4.1     Of Seller. Each of Maverick SPE, Maverick J and RSE, jointly and severally, represents and warrants to Buyer, as of the date hereof, and as of the Closing Date, as follows:

(a)     each of Maverick SPE and Maverick J is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California with full power and authority to conduct its business as it is now being conducted, to own and use the properties and assets that it purports to own or use, including the Purchased Assets, and to perform all of its obligations under the contracts to which it is a party or by which it is bound;

(b)     RSE is a corporation duly organized, validly existing and in good standing under the laws of the State of California with full power and authority to conduct its business as it is now being conducted, to own and use the properties and assets that it purports to own or use, and to perform all of its obligations under the contracts to which it is a party or by which it is bound;

(c)     except as described in the background paragraph above, none of them has any subsidiaries or owns any shares of capital stock or other securities of any other person or entity;

(d)     RSE owns all of the issued and outstanding equity of Maverick J and Maverick J owns all of the issued and outstanding equity of Maverick SPE and no other person or entity has any options, warrants, claims or other rights to, or in connection with, the equity of Seller or the Purchased Assets;

(e)     Those sales records of Seller that have been made available to Buyer are complete and correct in all material respects and have been maintained in accordance with sound business practices;

(f)     Maverick SPE and Maverick J have good and marketable title to the Purchased Assets (other than the James Campbell Brand) free and clear of all liens, security interests, liabilities, disputes, claims, judgments and other encumbrances of any kind or nature (collectively, the “Encumbrances”); and, upon the sale, transfer, assignment and conveyance of the James Campbell Brand, Buyer shall own good and marketable title to the Purchased Assets (other than the James Campbell Brand), free and clear of all Encumbrances;

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(g)     Maverick SPE and Maverick J have good and marketable title to the Trademarks, free and clear of all liens and security interests and, upon the sale, transfer, assignment and conveyance of the James Campbell Brand, Buyer shall own good and marketable title to the Trademarks, free and clear of all liens and security interests; provided, that Seller and RSE make no representations or warranties that Buyer will be successful in obtaining registrations of the applications included in the Trademarks;

(h)     to the Knowledge of the Selling Parties (defined below), Maverick SPE and Maverick J have good and marketable title to the James Campbell Brand (other than the Trademarks), free and clear of all liens and security interests and, to the Knowledge of the Selling Parties, upon the sale, transfer, assignment and conveyance of the James Campbell Brand, Buyer shall own good and marketable title to the James Campbell Brand (other than the Trademarks), free and clear of all liens and security interests provided, that Seller and RSE make no representations or warranties that Buyer will be successful in obtaining registrations of the James Campbell Brand. As used herein, “Knowledge of the Selling Parties” and any similar terms with regard to Seller and/or RSE, shall mean the actual knowledge of Richard Solomon and/or Barbara Baskin;

(i)     Seller’s operation of the Purchased Assets are, and have been, in compliance with all laws in all material respects, including all tax and environmental laws;

(j)     each Seller has (i) timely filed, subject to permitted extensions under applicable Law, all tax returns required to be filed by it to the Knowledge of the Selling Parties, (ii) to the Knowledge of the Selling Parties, paid all taxes owed (whether or not shown on a tax return) and remitted all payroll, sales and other withholding taxes to the applicable taxing authority, (iii) not been the subject of any past or current audit related to taxes, (iv) not received written notice, or to the Knowledge of the Selling Parties, any other type of type of notice, from any jurisdiction in which tax returns are not currently filed that such Seller is subject to tax in such jurisdiction, and (iv) no liability for the taxes of any other Person as a transferee, successor, by contract or otherwise;

(k)     each Seller and RSE have the requisite power and authority, and Richard Solomon has the requisite legal capacity, to enter into (i) this Agreement and (ii) the License Agreement, the Seller Pledge Agreement (as defined below), the Seller Security Agreement (as defined below), the Solomon Guarantee (as defined below), as applicable, together with the other agreements required to be executed and delivered by Seller, RSE and/or Richard Solomon herein, as applicable, and the Excess Inventory Letter Agreement (the agreements described in clause (ii) being referred to, collectively as the “Seller Ancillary Agreements”), and to perform their respective obligations hereunder and thereunder and all company action on the part of each, their respective officers, director, managers and equityholders necessary for the due authorization, execution, delivery and performance of this Agreement and all Seller Ancillary Agreements to which it is a party has been taken;

(l)     all of the contracts that are included in the Assumed Liabilities are all in full force and effect, and are not subject to early termination; and except as previously disclosed to Buyer with regard to the Zanetti License Agreement, all parties to such contracts are in compliance with such contracts and are not in breach or default thereunder; and all such contracts do not require the consent or approval of any party and/or governmental authority in connection with the transactions contemplated hereunder;

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(m)     no suppliers or consultants necessary to the operation of the Purchased Assets (other than James Campbell) has, prior to Closing, given any written notice of its intention to terminate and/or modify or amend its relationship with the Business or Seller;

(n)     the execution, delivery and performance of this Agreement and each of the Seller Ancillary Agreements (i) constitutes the valid and legally binding agreement of each Seller, RSE and Richard Solomon enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditor’s rights generally, general equitable principles and the discretion of courts in granting equitable remedies (the “Bankruptcy and Equity Exception”), (ii) does not constitute a default, breach, violation or termination under any contract, instrument or other document to which any of them (and/or the Purchased Assets) is a party or is bound, including their respective charter and organizational documents, (iii) does not constitute a violation of any law, (iv) does not give any person or entity the right to challenge any of the transactions contemplated hereby and (v) does not result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets;

(o)     [Reserved]

(p)     to the Knowledge of the Selling Parties, there has been no infringement by any other person or entity of any of the Trademarks, Names or Brands or of any other intellectual property rights of Seller;

(q)     to the Knowledge of the Selling Parties, the Trademarks have not and do not violate or infringe any intellectual property rights of any other person or entity, and neither Seller nor RSE have received any communication alleging that it violates or infringes the intellectual property rights of any other person or entity;

(r)     other than with regard to the Trademarks (as covered by clause (q) above), to the Knowledge of the Selling Parties, Seller has not and does not violate or infringe any intellectual property rights of any other person or entity, and neither Seller nor RSE have received any communication alleging that it violates or infringes the intellectual property rights of any other person or entity;

(s)     Seller has not been sued for infringing any intellectual property right of another person or entity;

(t)     there is no claim or demand of any person or entity pertaining to, or any Proceeding which is pending or, to the Knowledge of the Selling Parties, threatened, that challenges the rights of Seller in respect of any Trademark, Name or Brand or other intellectual property rights;

(u)     none of the Purchased Assets are subject to any outstanding order, writ, injunction, ruling citation, award, decree, assessment or other judgment of any nature by or with any court, tribunal, arbitrator, or other governmental authority (collectively, “Orders”);

(v)     without in any manner limiting any of the other representations and warranties set forth in this Agreement, none of Seller or their facilities is in violation of, or has violated, or has been or is in non-compliance with, any environmental laws, including in connection with the ownership, use, maintenance or operation of, or conduct of the Business, the Purchased Assets or any of their facilities, which violation or non-compliance could reasonably be expected to affect Buyer’s right or ability to use the Purchased Assets in the manner used by Seller;

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(w)     there are no demands, claims, suits, actions, litigation, investigations, arbitration, administrative hearings or any other proceedings of any nature (collectively, “Proceedings”) involving or relating to the Purchased Assets, and to the Knowledge of the Selling Parties, no Proceeding is pending or threatened;

(x)     Seller has delivered to Buyer accurate and complete copies of all insurance policies to which it is a party, which such insurance policies (i) are valid, outstanding and enforceable, are, to the Knowledge of the Selling Parties, issued by an insurer that is financially sound and reputable, (ii) provide adequate insurance coverage for the Purchased Assets and (iii) are sufficient for compliance with all laws;

(y)     none of Seller or RSE incurred any obligations or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Purchased Assets;

(z)     Seller is not now insolvent and will not be rendered insolvent by any transactions contemplated hereby and, immediately after giving effect to the transactions contemplated hereby, Seller will be able to pay liabilities as they become due in the ordinary course of business; and

(aa)   no representation, warranty or other statement made by Seller in connection with the transactions contemplated hereby contains any untrue statement or omits to state a material fact necessary to make any of them, in light or the circumstances in which it was made, not misleading.

4.2     Of Buyer. Buyer represents and warrants to Seller, as of the date hereof, and as of the Closing Date, as follows:

(a)     it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct its business as it is now being conducted, to own and use the properties and assets that it purports to own or use, and to perform all of its obligations under this Agreement;

(b)     Buyer has the requisite corporate power and authority to enter into (i) this Agreement and (ii) the License Agreement, the Buyer Pledge Agreement (as defined below), the Buyer Security Agreement (as defined below) and the Buyer Guarantee (as defined below), as applicable, together with the other agreements required to be executed and delivered by Buyer herein, as applicable, the Excess Inventory Letter Agreement and that certain letter agreement dated as of February 14, 2014 among Buyer, Maverick, RSE, Rick Solomon and Silver Law Group (the “Extension and Credit Terms Letter Agreement”) (the agreements described in clause (ii) being referred to, collectively as the “Buyer Ancillary Agreements” and collectively with the Seller Ancillary Agreements, the “Ancillary Agreements”), and to perform its respective obligations hereunder and thereunder and all corporate action on the part of Buyer and its officers and director necessary for the due authorization, execution, delivery and performance of this Agreement and all Buyer Ancillary Agreements to which it is a party has been taken;

(c)     the execution, delivery and performance of this Agreement and each of the Buyer Ancillary Agreements (a) constitutes the valid and legally binding agreement of Buyer, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, (b) does not constitute a default, breach, violation or termination under any material contract, instrument or other document to which any of Buyer is a party or is bound, including its charter and organizational documents, (c) does not constitute a violation of any law, and (d) does not give any person or entity the right to challenge any of the transactions contemplated hereby; and

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(d)     Buyer has not incurred any obligations or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Purchased Assets.

5.     Closing. The transactions contemplated hereunder shall be consummated (the “Closing”) by the delivery of signature pages by email or facsimile or other electronic means of delivery as of the date hereof (the “Closing Date”).

6.     Closing Conditions.

6.1     Of Buyer. Buyer’s obligation to purchase the Purchased Assets and to take the other actions required to be taken by Buyer at Closing is subject to the satisfaction (determined by Buyer, in its reasonable discretion), at or prior to the Closing, of each of the following conditions:

(a)     Buyer shall have received a Bill of Sale and Assignment, duly executed by Seller, in a form satisfactory to Buyer, relating to the Purchased Assets (other than the James Campbell Brand, as contemplated hereby) to be transferred at Closing;

(b)     [Reserved].

(c)     [Reserved].

(d)     Buyer shall receive from each Seller and RSE a Secretary’s Certificate with the following attested and certified to: (i) authorizing resolutions regarding the transactions contemplated hereby for Maverick SPE, Maverick J and RSE; (ii) good standing certificates for Maverick SPE, Maverick J and RSE, certified by the Secretary of State of California; and (iii) the organizational documents of Maverick SPE, Maverick J and RSE;

(e)     Maverick SPE shall have executed and delivered the License Agreement to Buyer in form and substance reasonably satisfactory to the parties thereto;

(f)     Maverick J and/or Maverick SPE, as applicable, shall have executed and delivered a Pledge Agreement (the “Seller Pledge Agreement”) and Trademark Security Agreement (the “Seller Security Agreement”) to Buyer, each in form and substance reasonably satisfactory to the parties thereto;

(g)     Richard Solomon shall have executed and delivered a Limited Guaranty to Buyer in form and substance reasonably satisfactory to Buyer (the “Solomon Guaranty”); and

(h)     Buyer shall have received such other agreements, certificates, instruments and documents requested by it, in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

6.2     Of Seller/RSE. Sellers’ and RSE’s obligation to sell the Purchased Assets and to take the other actions required to be taken by Seller and RSE at Closing is subject to the satisfaction (determined by Seller and RSE, in their reasonable discretion), at or prior to the Closing, of each of the following conditions:

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(a)     [Reserved].

(b)     [Reserved].

(c)     Seller shall have received an Assignment and Assumption Agreement, duly executed by Buyer, in a form satisfactory to Seller, relating to the Assumed Obligations to be assumed at Closing;

(d)     Seller shall have received the License Agreement, the Seller Security Agreement and the Seller Pledge Agreement, each duly executed by Buyer;

(e)     Seller shall receive from Buyer a Secretary’s Certificate with the following attested and certified to: (i) authorizing resolutions regarding the transactions contemplated hereby; (ii) good standing certificate for Buyer, certified by the Secretary of State of Delaware; and (iii) the organizational documents of Buyer; and

(f)     Seller shall have received such other agreements, certificates, instruments and documents requested by it, in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

7.     Covenants.

7.1     Of Seller. After the Closing Date, Seller shall: (a) pay in a timely manner when due all taxes on Seller’s net income resulting from or payable (i) in connection with the Business’ activities pre-closing; (ii) in connection with the sale of the Purchased Assets and eventual transfer of the James Campbell Brand and (iii) any payments pursuant to the License Agreement; (b) cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer the business relationships of Seller existing prior to Closing and relating to the Purchased Assets and not take any action that would (i) reasonably be expected to diminish the value of the Purchased Assets after Closing or (ii) interfere with the business of Buyer to be engaged after Closing; and (c) execute and deliver all such further documents or perform such acts as Buyer may reasonably request in order to more fully consummate the transactions contemplated hereby. From and after the Closing Date, if any Seller or any of their affiliates receive or collect any funds relating to the Purchased Assets which funds should be paid to Buyer pursuant to the terms of this Agreement or the License Agreement, Seller shall, and shall cause their affiliates to, remit any such amounts to Buyer within three (3) days of each day on which Seller or their affiliate receives such sum.

7.2     Existing License Agreements. The parties hereto agree that Maverick J will be permitted to renew the Zanetti License Agreement; provided that such agreement will not permit any further shipments after December 31, 2014 and that the licensee shall not sell or prepare to sell any goods for Spring 2015.  With regard to (A) the Unified License Agreement and (B) if the Zanetti License Agreement is renewed, the Zanetti License Agreement, Buyer and Seller will cooperate to ensure that the licensees pay Maverick J directly for all royalties that become due with regard to Spring 2014 and Summer 2014 (“Licensee Royalty Payments”).  All additional royalties, payable for Fall 2014 and beyond, if any, will be retained by Buyer and Seller shall have no rights to such amounts (subject to such additional amounts being included in the calculation of Net Sales for purposes hereunder).

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7.3     Of Buyer. Upon the conveyance of title of the James Campbell Brand to Buyer pursuant to this Agreement, Buyer shall concurrently, and subject to its then lender’s reasonable input as to structure of such arrangement: (a) cause the formation of a Buyer wholly owned entity to be the owner of the Purchased Assets, subject to negative covenants in favor of Maverick J concerning customary matters, reasonably satisfactory to Buyer, (b) grant a first position lien on the Purchased Assets pursuant to a Security Agreement in the form attached hereto as Exhibit B (the “Buyer Security Agreement”), as well as a pledge of the equity of the new entity to Seller pursuant to a Pledge Agreement in the form attached hereto as Exhibit C (the “Buyer Pledge Agreement”) and (c) guarantee the obligations of the new entity, pursuant to a Guaranty in the form attached hereto as Exhibit D (the “Buyer Guarantee”).

7.4     Restrictive Covenants. Each of Maverick J, Maverick SPE, RSE and Richard Solomon (by virtue of his joinder to the obligations of this Section 7.4) acknowledges that: (a) Buyer’s businesses are highly competitive and face competition from numerous and a variety of persons and entities; (b) Buyer’s businesses require substantial and continuous expenditures of time and money to develop, market and maintain; (c) Buyer would not consummate the transactions contemplated hereby without Seller agreeing to be bound by the Restrictive Covenants; (d) the Restrictive Covenants are fair and reasonable in all respects and (e) the terms and conditions of this Section 7.4 are being agreed to in connection with, and in consideration of, the sale of Seller’s business. Accordingly, for the Covenant Period (as defined below), each of Maverick J, Maverick SPE, RSE and Richard Solomon (collectively, the “Restricted Parties”) shall not, and shall not permit any affiliate of Richard Solomon to, except with Buyer’s express prior written consent, directly or indirectly, whether as an employee, consultant, associate, owner, partner, member, agent, director, manager, officer, shareholder or in any other capacity, for their own account or for the benefit of any person or entity, with or without compensation: (i) interfere with any business relationship of Buyer (pertaining to or otherwise involving the Buyer’s operation of the Purchased Assets) with any of Buyer’s customers, distributors, vendors/suppliers, strategic partners, or prospects; (ii) solicit, divert or induce any person or entity who is (or was within six (6) months from the date of such action) an employee, associate, consultant, independent contractor, agent or representative of the Buyer or was otherwise involved in any manner with the Purchased Assets to leave or to work for any Restricted Party or any person or entity with which any Restricted Party is connected or affiliated or in any way interfere with the Buyer’s relationship with such person or entity; or (iii) disparage Buyer or any of Buyer’s members, managers, officers, employees, representatives or agents (collectively with the last sentence of this Section 7.4, the “Restrictive Covenants”); provided, however, that nothing in this Section shall prevent any Restricted Party from owning not more than 2% of the outstanding securities of any entity whose securities are listed on any national securities exchange. The “Covenant Period” means a period of twenty-four months after the Closing Date. In addition to the covenants set forth above, and notwithstanding the definition of the Covenant Period, each of the Restricted Parties shall not, and shall not permit any affiliate of Richard Solomon to, sell or solicit the sale of any men’s apparel to: (a) the following main line retailers -- Macy’s, Nordstrom and Neimans, for a period of 18 months following the Closing and (b) the following off price retailers -- Nordstrom Rack, Last Call by Neiman Marcus, Saks Off 5th and Steinmart, for a period of 12 months following Closing.

7.4.1     Rights and Remedies Upon Breach. If any of the Restricted Parties breaches or threatens to commit a breach of any of the Restrictive Covenants, Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer under law or in equity:

(a)     The right and remedy to have the Restrictive Covenants specifically enforced (without posting any bond) by any court having equity jurisdiction, including the right to any entry against any of the Restricted Parties for restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Buyer and that money damages alone will not provide adequate remedy to Buyer; and

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(b)     The right and remedy to require any of the Restricted Parties to account for and pay over to Buyer all compensation, profits, monies, accruals, increments or other benefits derived or received by any of the Restricted Parties as a result of any transactions constituting a breach of any of the Restrictive Covenants.

7.4.2     Severability of Covenants. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

7.4.3     Blue-Penciling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provisions and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7.4.4     Enforceability in Jurisdictions. Notwithstanding the terms of Section 15 hereof, Buyer and Seller intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts detailed in Section 14(d). If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Buyer and Seller that such determination not bar or in any way affect Buyer’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to the breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

7.4.5     Non-Disparagement by Buyer. During the Covenant Period, Buyer and its members and affiliates shall not disparage Seller or RSE or any of Seller’s or RSE’s members, managers, officers, employees, representatives or agents. The provisions of Sections 7.4.1, 7.4.2 and 7.4.3 shall apply to violations of this Section 7.4.5 to the same extent as they apply to violations of the Restrictive Covenant by Seller or RSE.

7.5     Publicity; Disclosure. No publicity release or announcement or any other disclosure concerning this Agreement and the Ancillary Agreements or the transactions contemplated hereby or thereby (except for the recordation of liens, if any) shall be issued or provided by Seller or Buyer (before or after the Closing) without the written approval of the other party; provided, that each party shall have the right (prior to and after the Closing) to make such public announcements or other disclosures to the extent required by law, rule, regulation or court or other governmental order. Each party shall not, before or after the Closing, disclose or communicate to any person or entity, or use for the benefit of any person or entity, any secret, confidential or proprietary knowledge or information of the other party. However, nothing herein shall preclude the parties from (a) complying with any legal or judicial process that compels disclosure of the provisions of this Agreement; (b) commencing legal action to enforce the provisions of this Agreement; (c) discussing the Agreement with their respective attorneys, accountants or financial planners, as long as the parties clearly advise and instruct such individual that all information regarding the terms and conditions of the Agreement is disclosed in strict confidence and must not be repeated or disclosed to others; or (d) complying with the requests of federal, state or local taxing authorities.

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8.     Indemnification.

8.1     By Seller. From and after the Closing, subject to the limitations and restrictions set forth in Section 8.5 below, each of Maverick J, Maverick SPE and RSE (“Seller Indemnitors”) shall, jointly and severally, indemnify, defend and hold harmless Buyer and each of its affiliates and managers, agents, representatives, members, officers, directors and shareholders (collectively, the “Buyer Group”) from and against losses, liabilities, costs and expenses (including reasonable attorneys’ fees and costs) (collectively, “Damages”) arising from (a) any breach of any representation or warranty of Seller Indemnitors contained in this Agreement or any Ancillary Agreement contemplated hereunder, (b) any breach of any covenant or agreement of Seller Indemnitors contained herein or in any Ancillary Agreement contemplated hereunder; (c) any law relating to the sale of assets in bulk; (d) any Macy’s Spring & Summer Chargebacks (as described in the License Agreement); (e) the ownership or operation of the Seller’s Business and/or the Purchased Assets prior to the Closing Date; (f) any Retained Liability and/or (g) any Proceedings or Orders relating to the foregoing. Except as otherwise expressly provided in this Agreement or the Ancillary Agreements, including, Section 3.1 and Section 8.5 of this Agreement, in addition to the rights to indemnification as aforesaid, the Buyer Group shall have all of its rights and remedies under law and equity in connection with this Agreement and the transactions contemplated hereunder.

8.2     By Buyer. From and after the Closing, Buyer shall indemnify, defend and hold harmless each Seller and RSE and each of its affiliates and managers, agents, representatives, members, officers, directors and shareholders (collectively, the “Seller Group”) from and against all Damages arising from (a) any breach of any representation or warranty of Buyer contained in this Agreement or any Ancillary Agreement contemplated hereunder, (b), any breach of any covenant or agreement of Buyer contained herein or in any Ancillary Agreement; (c) the ownership or operation of the Purchased Assets or Buyer’s business by Buyer after the Closing Date; and/or (d) any Proceedings or Orders relating to the foregoing. Except as otherwise expressly provided in this Agreement or the Ancillary Agreements, including, Section 3.1 and Section 8.5 of this Agreement, in addition to the rights to indemnification as aforesaid, the Seller Group shall have all of its rights and remedies under law and equity in connection with this Agreement and the transactions contemplated hereunder.

8.3     Set-Off Right. In addition to the right to set off against Excess Payments on account of Actual Deductions, as described above, Buyer shall have a right of set off on all monies due to Seller pursuant to this Agreement or any Ancillary Agreement (including all Purchase Consideration payments) with regard to obligations due from any Seller or RSE as a result any indemnification claims arising pursuant to Section 8.1 (collectively, the “Indemnification Obligations”). Any set off exercised with respect to the Indemnification Obligations shall only be done in good faith by Buyer. Any amounts that are due and not in dispute or subject to the set off shall be promptly paid by Buyer and any set off amounts that are no longer in dispute or subject to set off shall be promptly paid by Buyer. Buyer shall provide Seller with prompt notice of any set-off along with supporting documentation reasonably requested by Seller.

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8.4     Indemnification Procedures. In order for any person claiming indemnification (an “Indemnified Person”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person against the Indemnified Person (a “Third-Party Claim”), such Indemnified Person must provide the any person(s) against whom a claim for indemnification is being asserted (the “Indemnifying Person”) with a notice regarding the Third-Party Claim promptly after receipt by such Indemnified Person of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually and materially prejudiced as a result of such failure. If a Third-Party Claim is made against an Indemnified Person, the Indemnifying Person will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right, at its own expense, to participate in the defense thereof and, at its own expense, to employ counsel reasonably acceptable to the Indemnifying Person, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense. The Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof to the extent the Indemnifying Person was required (or is found to have been required) to indemnify for such fees and expenses of counsel under this Section 8. If the Indemnifying Person chooses to defend or prosecute any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Whether or not the Indemnifying Person shall have assumed the defense of a Third-Party Claim, the Indemnified Person shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Person’s prior written consent (which consent shall not be unreasonably withheld or delayed). The Indemnifying Person shall not admit any liability with respect to, or settle, compromise or discharge any Third-Party Claim without the Indemnified Person’s prior written consent (which consent shall not be unreasonably withheld or delayed).

8.5     Limitations. Notwithstanding anything to the contrary contained in this Agreement:

(a)     All of the representations and warranties herein will survive the Closing and continue in full force and effect for a period beginning on the date hereof and ending twenty-four (24) months thereafter (and expire at such time), except that the representations and warranties contained in Sections 4.1(a), (b), (c), (d), (f), (g), (k), (n), (q) and (y) (the “Seller’s Fundamental Representations”) and Section 4.2 (the “Buyer’s Fundamental Representations”) will survive for the duration of the applicable statute of limitations plus sixty (60) days (and expire at such time). Each covenant or agreement made by a party under this Agreement that is required to be performed after the Closing shall survive the Closing in accordance with its terms.

(b)     The Buyer Group will not seek recourse against, and shall not recover from, Seller Indemnitors for claims for breaches of representations and warranties made solely under Section 8.1(a) (for purposes of clarity, if an indemnification matter is indemnifiable both pursuant to Section 8.1(a) and pursuant to another subsection of Section 8.1, the limitations set forth herein shall not apply to the subject indemnification matter) until the cumulative and aggregate amount of all Damages incurred by the Buyer Group from such breach exceeds $25,000 (the “Threshold”), after which time all Damages in excess of the Threshold will be recoverable by the Buyer Group subject to the terms of this Section 8. Seller Indemnitors will not be obligated to indemnify the Buyer Group for Damages associated with indemnification claims made solely pursuant to Section 8.1(a) and incurred by the Buyer Group in excess of the Purchase Consideration actually paid by Buyer to Seller or set off by Buyer pursuant to the terms hereof (the “Cap”) (without regard to the timing of payment of the Purchase Consideration, meaning that previously brought indemnification claims limited by this provision will be subject to further indemnification as the additional Purchase Consideration is actually paid or set off pursuant to the terms hereof).

(c)     The Seller Group will not seek recourse against, and shall not recover from Buyer for claims for breaches of representations or warranties made solely under Section 8.2(a) until the cumulative and aggregate amount of all Damages incurred by the Seller Group from such breach exceeds the Threshold, after which time all Damages in excess of the Threshold will be recoverable by the Seller Group, subject to the terms of this Section 8. Buyer will not be obligated to indemnify the Seller Group for Damages associated with indemnification claims made solely pursuant to Section 8.2(a) and incurred by the Buyer Group in excess of the Cap. For clarification, Buyer’s obligation to pay the Purchase Consideration and Buyer’s obligations under the Excess Inventory Letter Agreement and the Extension and Credit Terms Letter Agreement shall not be subject to the Threshold, Cap or any other limitation.

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(d)     Notwithstanding the foregoing, any Damages with respect to any claim for indemnification by (i) any Buyer Group for a breach of the Seller’s Fundamental Representations or (ii) Seller Group for a breach of the Buyer’s Fundamental Representations shall not be subject to the Threshold or the Cap or applied toward the Threshold or the Cap, and such Buyer Group or Seller Group, as the case may be, shall be entitled to indemnification for the entire amount of said Damages without regard to the Threshold or the Cap.

(e)     Except in the case of an act of fraud (in which case this Section 8.5(e) shall have no force or effect), Buyer Group shall not be entitled to indemnification under this Agreement with respect to a breach of Seller’s representations and warranties in this Agreement if (i) Buyer had actual knowledge of such breach prior to the Closing, as demonstrated by Seller with written evidence and (ii) Seller proves by a preponderance of the evidence that such written evidence was in the possession of Buyer as of the date of the Closing.

(f)     Except in the case of an act of fraud (fraud for the purposes of this Agreement, shall not include negligent misrepresentation) and except in the case of a Third-party Claim for damages that includes claims for the types of damages described below (in each such case, this Section 8.5(f) shall have no force or effect), no party shall be liable to any other party for any punitive, consequential or special damages, even if such party has been advised or notified of the possibility of such damages.

(g)     Notwithstanding anything herein to the contrary, the limitations set forth in this Section 8.5 shall not be applicable to limit the rights of a party if the matter concerns fraud of the indemnifying party or its affiliates.

(h)     In the event that any customers of Seller (other than Macy’s) impose a chargeback (as such term is commonly understood in the apparel industry) against Seller or Buyer in respect of shipments made by Seller for the Spring and Summer 2014 season, then (i) Seller shall be responsible for the first $10,000 of such chargebacks, (ii) Buyer shall be responsible for the next $20,000 of such chargebacks, and (iii) and Seller shall be responsible for the remaining portion of such chargebacks. The party responsible for such chargebacks shall pay the other party within five (5) business days of the other party’s demand for payment in accordance with this Section 8.5(h). In addition, with regard to the Macy’s Spring & Summer Chargebacks (as defined in the License Agreement), the provisions of Section 7.a.i of the License Agreement shall apply notwithstanding any contrary provisions in this Agreement.

8.6     Purchase Price Adjustment. Any amounts paid pursuant to this Section 8 shall be treated as adjustments to the Purchase Consideration.

9.     Interest. Amounts due and unpaid by any party hereto will bear simple interest of 10% per annum.

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10.     Guaranty Obligations.

10.1     Guaranty by RSE. Subject to the assumption by RSE of all obligations of Maverick SPE and/or Maverick J in a manner that is satisfactory to Buyer and subject to the written consent of Buyer, not to be unreasonably withheld, Maverick SPE and/or Maverick J may dissolve or merge into RSE in connection with or following the Closing; provided, however, that in connection with any such dissolution, RSE shall absolutely, unconditionally and irrevocably guarantee to Buyer the due, full and punctual payment and performance of all covenants, obligations, liabilities and agreements of the applicable dissolved entity hereunder and under the Ancillary Agreements.

10.2     Guaranty by Maverick J. Maverick J hereby unconditionally and absolutely, as a surety, guarantees the payment and performance of the obligations of Maverick SPE hereunder and under the Ancillary Agreements to which Maverick SPE is a party (the “Maverick SPE Obligations”). Maverick J agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection. In connection with such guarantee, Maverick J, as primary obligor of the Maverick SPE Obligations, authorizes Buyer, without giving notice to Maverick J or obtaining Maverick J’s consent or Maverick J’s consent and without affecting the liability of Maverick J for the Maverick SPE Obligations directly incurred by Maverick J, from time to time to: (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Maverick SPE Obligations; grant other indulgences to Maverick SPE in respect thereof; or modify in any manner any documents relating to the Maverick SPE Obligations; (ii) declare all Maverick SPE Obligations due and payable upon the occurrence and during the continuance of a breach of any Maverick SPE Obligations; (iii) take and hold security for the performance of the Maverick SPE Obligations and exchange, enforce, waive and release any such security; (iv) apply and reapply such security and direct the order or manner of sale thereof as Buyer, in its sole discretion, may determine; (v) release, surrender or exchange any deposits or other property securing the Maverick SPE Obligations or on which Buyer at any time may have an Encumbrance; release, substitute or add any one or more endorsers or guarantors of the Maverick SPE Obligations; or compromise, settle, renew, extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any such endorser or guarantor or other person who is now or may hereafter be liable on any Maverick SPE Obligations or release, surrender or exchange any deposits or other property of any such person; (vi) apply payments received by Buyer from Maverick J to any Maverick SPE Obligations, in such order as Buyer shall determine, in its sole discretion; and (vii) assign this Agreement in whole or in part to the extent permitted herein.

10.3     Waivers. Maverick J, as a primary obligor with respect to the Maverick SPE Obligations directly incurred by Maverick J, waives: (i) any defense based upon any legal disability or other defense of Maverick SPE, or by reason of the cessation or limitation of the liability of Maverick SPE from any cause (other than full payment of all Maverick SPE Obligations), including, without limitation, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction, and usury; (ii) any defense based upon any legal disability or other defense of any other guarantor or other person; (iii) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of Maverick SPE or any defect in the formation of Maverick SPE; (iv) any defense based on Maverick SPE’s rights, under statute or otherwise, to require Buyer to sue Maverick SPE or otherwise to exhaust its rights and remedies against Maverick SPE or any other person or against any collateral before seeking to enforce its right to require Maverick J to satisfy the Maverick SPE Obligations; (v) any defense based on Buyer’s failure at any time to require strict performance by Maverick SPE of any of the Maverick SPE Obligations; (vi) any defense based upon Buyer’s election of any remedy against Maverick SPE or any other guarantor of the Maverick SPE Obligations or any of them or any defense based on the order in which Buyer enforces its remedies; (viii) any defense based on (A) Buyer’s surrender, release, exchange, substitution, dealing with or taking any additional collateral, (B) Buyer’s abstaining from taking advantage of or realizing upon any Encumbrance or other guaranty, and (C) any impairment of collateral securing the Maverick SPE Obligations, including, without limitation, Buyer’s failure to perfect or maintain an Encumbrance in such collateral; (ix) any defense based upon Buyer’s failure to disclose to Maverick J any information concerning any Maverick SPE’s financial condition or any other circumstances bearing on Maverick SPE’s ability to pay the Maverick SPE Obligations; (x) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal; (xi) any defense based upon Buyer’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Bankruptcy Code §1111(b)(2) or any successor statute; (xii) any defense based upon any borrowing or any grant of a security interest under Bankruptcy Code §364; (xiii) any defense based on Buyer’s failure to be diligent or to satisfy any other standard imposed on a secured party, in exercising rights with respect to collateral securing the Maverick SPE Obligations; (xiv) except as otherwise expressly set forth herein: notice of acceptance hereof; notice of the existence, creation or acquisition of any Maverick SPE Obligation; notice of any breach; notice of the amount of the Maverick SPE Obligations outstanding from time to time; notice of any other fact which might increase such Maverick J’s risk; diligence; presentment; demand of payment; protest; filing of claims with a court in the event of any other guarantor’s receivership or bankruptcy and all other notices and demands to which other guarantor might otherwise be entitled (and agrees the same shall not have to be made on the other guarantors as a condition precedent to Maverick J’s obligations hereunder); (xv) any defense based on errors and omissions by Buyer in connection with its administration of the Maverick SPE Obligations; (xvi) any defense based on application of fraudulent conveyance or transfer law or shareholder distribution law to any of the Maverick SPE Obligations or the security therefor; (xvii) any defense based on Buyer’s failure to seek relief from stay or adequate protection in the case of Maverick SPE’s bankruptcy proceeding or any other act or omission by Buyer which impairs Maverick J’s prospective subrogation rights; (xvii) any defense based on legal prohibition of Buyer’s acceleration of the maturity of the Maverick SPE Obligations during the occurrence of a breach hereunder or any other legal prohibition on enforcement of any other right or remedy of Buyer with respect to the Maverick SPE Obligations and the security therefor; and (xix) any defense available to a surety under applicable law.

February 19, 2014

10.4     Authorization. Maverick J authorizes Buyer to exercise, in its sole discretion, any right, remedy or combination thereof which may then be available to Buyer, since it is such Maverick J’s intent that the Maverick SPE Obligations be absolute, independent and unconditional obligations of Maverick J under all circumstances. Notwithstanding any foreclosure of any Encumbrance with respect to any or all of any property securing the Maverick SPE Obligations, whether by the exercise of the power of sale contained therein, by an action for judicial foreclosure or by an acceptance of a deed in lieu of foreclosure, Maverick J shall remain bound under Maverick J’s guaranty of the Maverick SPE Obligations directly incurred by Maverick J.

10.5     No Impairment. Maverick J agrees that the provisions of this Section 10 are for the benefit of Buyer and its respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between Seller, on the one hand, and Buyer, on the other hand, the obligations of Maverick J under the Ancillary Agreements.

10.6     Subordination. Notwithstanding anything to the contrary in this Agreement or in any Ancillary Agreement, Maverick J hereby expressly and irrevocably subordinates to the prior payment in full, in cash, of the Maverick SPE Obligations (other than contingent indemnity obligations for which no claim is outstanding) any and all rights pursuant to any laws or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Maverick J acknowledges and agrees that this subordination is intended to benefit Buyer and shall not limit or otherwise affect Maverick J's liability hereunder or the enforceability of this Section 10, and that Buyer and its respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 10.

February 19, 2014

10.7     Remedies Cumulative. The liability of Maverick J under this Section 10 is in addition to and shall be cumulative with all liabilities of Seller to Buyer under this Agreement and the Ancillary Agreements to which Maverick J is a party or in respect of any Maverick SPE Obligations or obligation of Maverick J, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

11.     Binding Agreement. The parties intend for this Agreement to constitute a legally binding agreement enforceable in accordance with its terms.

12.     Specific Performance. Seller recognizes that Buyer will be irreparably injured if this Agreement is not specifically enforced. Therefore, if Seller fails or refuses to perform any of the provisions of this Agreement, monetary damages alone will be inadequate. Buyer shall, therefore, be entitled in such event, in addition to monetary damages, to obtain specific performance of the terms of this Agreement. In any action to enforce the provisions of this Agreement, Seller expressly waives the defense that there is an adequate remedy at law and agrees that Buyer shall have the right to obtain specific performance of the terms of this Agreement.

13.     Expenses. Each party (Buyer, on the one hand, and Seller, on the other hand) shall be responsible for its own expenses incurred in negotiating and preparing this Agreement and carrying into effect the transactions contemplated hereby.

14.     Miscellaneous.

(a)     No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(b)     This Agreement and any Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, understandings and negotiations, whether written or oral, with respect to the subject matter of this Agreement.

(c)     This Agreement shall only be varied, modified, supplemented or terminated in a writing executed by all the parties hereto.

(d)     This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of California applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Subject to Section 15 below, the parties hereto consent to the exclusive venue and jurisdiction of the state and federal courts located in the Los Angeles County, California, with respect to all claims and disputes between or among the parties hereto with respect to the subject matter hereof.

(e)     The parties hereto acknowledge and agree that this Agreement has been negotiated at arm’s-length and among parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived.

February 19, 2014

(f)     If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination will not affect the remaining provisions of this Agreement, all of which will remain in full force and effect.

(g)     This Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties hereto and (except as provided in Section 14(h)) their respective heirs, executors, personal representatives, successors and permitted assigns.

(h)     This Agreement shall not be assigned by any party hereto (whether by operation of law or otherwise), other than for collateral purposes, without the prior written consent of the other party; provided that Buyer may assign its rights, interests or obligations under this Agreement to any affiliate of Buyer without Seller’s prior written consent so long as Buyer remains the primary obligor under this Agreement.

(i)     Nothing in this Agreement is intended to confer upon any person, other than the parties hereto any rights or remedies under or by reason of this Agreement.

(j)     This Agreement may be signed in counterparts, including by facsimile or electronic transmission, all of which when taken together shall constitute one and the same agreement.

(k)     When used in this Agreement, (i) the words “including” and “include” shall be deemed followed by the words “without limitation” and (ii) the term “affiliate” shall mean, with respect to any person, any other person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person (“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise).

(l)     Any notices given hereunder shall be sent to the respective party’s address set forth on the signature pages hereto (or such other address as such party provides notice of pursuant to this Agreement) and shall be deemed given five days after sent by certified mail, return receipt requested or two days after sent by a reputable overnight courier, with receipt, or on the same day if personally hand delivered or sent by facsimile, if, in the case of facsimile, confirmed within forty-eight (48) hours thereafter by a signed original sent by one of the other notice methods provided.

(m)     Except as expressly set forth in this Agreement and the Ancillary Agreements, all remedies provided by this Agreement shall be deemed to be cumulative and additional and not in lieu of or exclusive of each other or of any other remedy available to the respective parties at law or in equity.

February 19, 2014

15.     Arbitration. Except for matters described in Section 7.4 hereof, all disputes, controversies, and claims directly or indirectly arising out of or in relation to this Agreement or the validity, interpretation, construction, performance, breach, termination, or enforceability of this Agreement, regardless of the basis of the claims being made, including, without limitation, breach of contract, tort or strict liability, shall be finally, exclusively and conclusively settled by binding arbitration on an expedited basis before a single arbitrator, under the Arbitration Rules of JAMS (“JAMS”) for an expedited arbitration then in effect, except as modified herein. The arbitrator shall be appointed by mutual consent of Seller and Buyer and in the absence of such consent in accordance with the Arbitration Rules of JAMS. The arbitrator shall be an experienced arbitrator, with at least 10 years experience as a judge or justice, and shall be unaffiliated and without prior or current financial alliances with any party. The arbitration proceedings shall be conducted and any arbitral award shall be rendered in Los Angeles County, California, United States of America. In rendering an award, the arbitrator shall be required to follow the law of the jurisdiction designated by the parties herein. The arbitrator shall have the power to award attorneys fees and costs to the prevailing party in the dispute as determined by the arbitrator. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitrator. Judgment upon any award may be entered in any court having jurisdiction thereof. By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award.

-Signatures on Following Page-

Please acknowledge your acceptance of and agreement to be legally bound by the above terms by signing and returning a copy of this Agreement. Upon due execution and delivery by all parties, the agreements set forth herein shall be the valid and legally binding obligations of each party.

Very truly yours,

Sincerely,

HAMPSHIRE GROUP, LIMITED

By: /s/ Trey A. Darwin
Name: Trey Darwin
Title:      Chief Financial Officer
Address: 114 W. 41st Street

 New York, NY 10036

Accepted and agreed as of the date first written above:

MAVERICK J, LLC By: Rick Solomon Enterprises, Inc. Its Managing Member By: /s/ Richard Solomon Name: Rick Solomon Title: President Address: 8460 Higuera Street Culver City, CA 90232	MAVERICK J, SPE, LLC By: Rick Solomon Enterprises, Inc. Its Manager By: /s/ Richard Solomon Name: Rick Solomon Title: President Address: 8460 Higuera Street Culver City, CA 90232
RICK SOLOMON ENTERPRISES, INC. By: /s/ Richard Solomon Name: Rick Solomon Title: President Address: 8460 Higuera Street Culver City, CA 90232	Strictly for purposes of the obligations set forth in Section 7.4 hereof: /s/ Richard Solomon RICHARD SOLOMON, individually Address: 8460 Higuera Street Culver City, CA 90232

Signature Page to Purchase Agreement

Exhibit A

Purchased Assets

The James Campbell Brand (as defined below) and the following related assets: historical drawings, patterns, designs, teck packs and any other historical and related intellectual property, fabric swatches, library/trim records, Fall 2014 samples and selected samples (in accordance with Section 1.4 of the Agreement) for prior periods.

For purposes of this Agreement, this Exhibit A and the Ancillary Agreements, the “James Campbell Brand” shall constitute the following assets: (a) the registered (or application for registration pending) trademarks listed in Schedule 1(a) (collectively “Trademarks”); (b) the current unregistered (no application for registration pending) marks listed in Schedule 1(b) (collectively “Brands”); (c) all trade names, derivatives and any other marks, trademarks, brands or the like that include Trademarks and/or Brands or portions thereof and rights thereto, if any, that currently or may in the future exist (collectively “Names”) and (d) all intellectual property rights (“IP Rights”) arising from or relating to the Trademarks, Brands and Names.

Buyer may, during the Term (as defined in the License Agreement) and per the terms of Section 2 of the License Agreement, register, on Maverick SPE’s behalf, new trademarks pertaining or relating specifically to the Trademarks set forth on Schedule 1(a) and/or the Brands set forth on Schedule 1(b), both domestically and internationally (for example, registering existing Trademarks (or derivations thereof) into existing or new territories and registering existing Brands (or derivations thereof)), and such trademarks shall automatically become part of the “James Campbell Brand” for all purposes hereunder and under the License Agreement. Buyer shall not otherwise register or attempt to register any new trademarks pertaining or relating specifically to the Trademarks set forth on Schedule 1(a) and/or the Brands set forth on Schedule 1(b).

Schedule 1(a)1

Trademarks

Mark	Country	Reg. No. (App. No.)	Reg. Date (App. Date)	Class	Status
JAMES CAMPBELL	US	4,193,319	8/21/2012	25	Registered
J. CAMPBELL	US	4,193,320	8/21/2012	25	Registered
J. CAMPBELL TREND	Canada	(1,565,104)	(2/21/2012)	n/a	Pending
CULTURA INTERNATIONAL BY MAVERICK-J	US	4,437,293	11/19/2013	25	Registered
MALIBU COWBOY	US	3,888,211	12/7/2010	25	Registered (Supplemental)

Schedule 1(b)

Brands

CULTURA

JC LOS ANGELES (JCLA) and J. CAMPBELL LOS ANGELES

DUKE’S

M-76

1Per Exhibit A of the Agreement and Section 2 of the License Agreement, additional Trademarks may be added to this Schedule.

Omitted Schedules and Exhibits:

EXHIBIT B

Buyer Security Agreement

EXHIBIT C

Buyer Pledge Agreement

EXHIBIT D

Buyer Guarantee

SCHEDULE 3.6

Tax Allocation